                                                                                                     EXHIBIT 12
                                                                       OHIO POWER COMPANY
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in thousands except ratio data)
                                                                                                         Twelve
                                                                                                         Months
                                                                  Year Ended December 31,                 Ended
                                                       1996       1997       1998      1999       2000   9/30/01
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . . . .  $ 52,147   $ 45,540  $ 33,663   $ 25,506   $ 22,901  $ 22,655
  Interest on Other Long-term Debt . . . . . . . .    27,045     29,620    38,520     49,125     58,605    59,769
  Interest on Short-term Debt. . . . . . . . . . .     4,006      4,519     5,821      8,327      8,614    13,677
  Miscellaneous Interest Charges . . . . . . . . .     3,705      4,464     4,617      5,016     34,417    34,945
  Estimated Interest Element in Lease Rentals. . .    53,200     52,900    59,300     53,400     51,600    51,600
        Total Fixed Charges. . . . . . . . . . . .  $140,103   $137,043  $141,921   $141,374   $176,137  $182,646

Earnings:
  Income Before Extraordinary Item     . . . . . .  $217,655   $208,689  $209,925   $212,157   $102,613  $ 57,972
  Plus Federal Income Taxes. . . . . . . . . . . .   117,243    121,559   112,087    130,814    208,737   169,288
  Plus State Income Taxes. . . . . . . . . . . . .     2,252      2,655     2,742      1,677     (3,058)   (3,498)
  Plus Fixed Charges (as above). . . . . . . . . .   140,103    137,043   141,921    141,374    176,137   182,646
       Total Earnings. . . . . . . . . . . . . . .  $477,253   $469,946  $466,675   $486,022   $484,429  $406,408

Ratio of Earnings to Fixed Charges . . . . . . . .      3.40       3.42      3.28       3.43       2.75      2.22